UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 19, 2008

3M COMPANY

(Exact Name of Registrant as Specified in Its Charter)

Delaware	File No. 1-3285	41-0417775
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

3M Center, St. Paul, Minnesota		55144-1000
(Address of Principal Executive Offices)		(Zip Code)

(651) 733-1110

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS

This Current Report on Form 8-K updates 3M’s Annual Report on Form 10-K for the year ended December 31, 2007 (“3M’s 2007 Annual Report”) to reflect business segment realignments and geographic area R&D (research, development and related expenses) allocation changes that were effective during the first quarter of 2008. In addition, 3M enhanced disclosures related to its revenue (sales) recognition policy, marketable securities, pension and postretirement benefits, and commitments/contingencies. Additional detail follows for all of the preceding items.

3M continues to manage its operations in six operating business segments: Industrial and Transportation segment, Health Care segment, Display and Graphics segment, Consumer and Office segment, Safety, Security and Protection Services segment, and the Electro and Communications segment. Effective in the first quarter of 2008, 3M effected certain product moves between its business segments in its continuing effort to drive growth by aligning businesses around markets and customers. The most significant of these changes are summarized as follows:

•                  3M’s Display and Graphics segment created the Projections Systems Department by combining Visual Systems, 3M Precision Optics Inc. and the Company’s mobile display technology. The new department focuses on bringing 3M technology to the projection market, providing customers with a centralized resource dedicated to developing differentiated solutions. Visual Systems (previously in the Electro and Communications segment) serves the world’s office and education markets with overhead projectors and transparency films, as well as equipment and materials for electronic and multimedia presentations. 3M Precision Optics Inc. and the Company’s mobile display technology were previously part of the Optical Systems Division within the Display and Graphics segment.

•                  3M’s Touch Systems business (previously in the Display and Graphics segment), which includes touch screens and touch monitors, was transferred to the Electro and Communications segment. Touch Systems brings synergistic technologies and strong alignment with 3M’s electronics’ divisions and markets.

•                  Certain adhesives and tapes in the Industrial Adhesives and Tapes business (Industrial and Transportation segment) were transferred to the Consumer and Office segment, primarily related to the Stationery Products business and Construction and Home Improvement business.

Item 9.01 of this Current Report on Form 8-K updates the information provided in Item 1, “Business”, Item 8, Note 3, “Goodwill and Intangible Assets”, Item 8, Note 4, “Restructuring Actions and Other Exit Activities, and Item 8, Note 16, “Business Segments” contained in 3M’s 2007 Annual Report to reflect 3M’s realigned segment structure. 3M also updated its Management Discussion and Analysis (MD&A) in this Current Report to reflect these realignments. Also, effective in 2008, the Company changed its allocations of R&D to more closely align these costs with the geographic areas that benefit, with no change in worldwide results. Thus, Item 8, Note 17, “Geographic Areas” operating income information and related MD&A have been updated.

Business segment and geographic area information for all periods presented herein reflects the impact of all the preceding changes.

In addition, 3M enhanced disclosures related to Item 8, Note 1, “Significant Accounting Policies”, Item 8, Note 9, “Marketable Securities”, Item 8, Note 11, “Pension and Postretirement Benefit Plans”, Item 8, Note 13, “Commitments and Contingencies” and also in the MD&A section entitled “Cash Flows from Investing Activities”. Note 1 elaborates on 3M’s revenue (sales) recognition policy. Note 9 provides more detail on the nature of asset-backed marketable securities and their credit ratings. Note 11 clarifies that 3M’s pension and postretirement measurement date is December 31. Note 13 indicates that approximately $14 million of the $332 million insurance recovery receivable related to respirator mask/asbestos claims relates to insurers that disclaim coverage. In MD&A, 3M discusses the factors that may affect the value or liquidity of asset-backed securities and how the interest rates on those securities are determined.

By virtue of this Current Report, the Company will be able to incorporate the updated information by reference into future registration statements or post-effective amendments to existing registration statements. This Current Report does not update for other changes since the filing of the 2007 Annual Report (e.g., changes in executive officers, new accounting pronouncements, and new developments in commitments and contingencies). For significant developments since the filing of the Annual Report, refer to the Quarterly Report on Form 10-Q for the period ended March 31, 2008.

ITEM 9.01  FINANCIAL STATEMENTS AND EXHIBITS

Exhibit No.	Description
12	Calculation of Ratio of Earnings to Fixed Charges
23	Consent of Independent Registered Public Accounting Firm
99	Updates to 2007 Annual Report on Form 10-K:
Part I, Item 1, Business
Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations
Part II, Item 8, Financial Statements and Supplementary Data

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

3M COMPANY
(Registrant)

Date: May 19, 2008

	By:	/s/ Patrick D. Campbell
Patrick D. Campbell,
Senior Vice President and Chief Financial Officer

(Mr. Campbell is the Principal Financial Officer and has been duly authorized to sign on behalf of the Registrant)